Execution Version

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of July 31, 2020, is by and between GAIN CAPITAL HOLDINGS, INC., a Delaware corporation, GAIN HOLDINGS, LLC, a Delaware limited liability company, GLOBAL FUTURES & FOREX, LTD., a Michigan corporation, S.L. BRUCE FINANCIAL CORPORATION, an Ohio corporation, GCAM, LLC, a Delaware limited liability company, and GAIN CAPITAL HOLDINGS INTERNATIONAL, LLC, a Delaware limited liability company (collectively, the “Subsidiaries” and each, a “Subsidiary”), and BANK OF AMERICA, N.A., in its capacity as Administrative Agent under that certain Amended and Restated Credit Agreement (as it may be amended, modified, restated or supplemented from time to time, the “Credit Agreement”), dated as of February 22, 2019, by and among STONEX GROUP INC. (formerly known as INTL FCStone Inc.), a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent. All of the defined terms in the Credit Agreement are incorporated herein by reference.

The Loan Parties are required by Section 7.13 of the Credit Agreement to cause each Subsidiary to become a “Guarantor”.

Accordingly, each Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1.    Each Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, each Subsidiary will be deemed to be a party to the Guaranty Agreement and a “Guarantor” for all purposes of the Loan Documents, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Guaranty Agreement. Each Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Loan Documents. Without limiting the generality of the foregoing terms of this paragraph 1, each Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each holder of the Obligations, as provided in the Guaranty Agreement, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.

2.    Each Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, each Subsidiary will be deemed to be a party to the Security Agreement, and shall have all the obligations of an “Obligor” (as such term is defined in the Security Agreement) thereunder as if it had executed the Security Agreement. Each Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting the generality of the foregoing terms of this paragraph 2, each Subsidiary hereby grants to the Administrative Agent, for the benefit of the holders of the Secured Obligations (as such term is defined in Section 1 of the Security Agreement), a continuing security interest in, and a right of set off against any and all right, title and interest of such Subsidiary in and to the Collateral (as such term is defined in Section 2 of the Security Agreement) of such Subsidiary. Each Subsidiary hereby represents and warrants to the Administrative Agent that:

(i)    Each Subsidiary’s chief executive office, tax payer identification number, organization identification number, and chief place of business is (and for the prior four months have been) located at the locations set forth with respect to such Subsidiary on Schedule 1 attached hereto and each Subsidiary keeps its books and records at such locations.

(ii)    The location of all owned and leased real property of each Subsidiary is as shown on Schedule 2 attached hereto.

(iii)    The legal name and jurisdiction of organization of each Subsidiary is as shown in this Agreement and no Subsidiary has, in the past four months, changed its name, been party to a merger, consolidation or other change in structure or used any tradename except as set forth in Schedule 3 attached hereto.

(iv)    The patents, copyrights, and trademarks listed on Schedule 4 attached hereto constitute all of the registrations and applications for the patents, copyrights and trademarks owned by each Subsidiary.

(v)    The deposit accounts and investment accounts listed on Schedule 5 attached hereto constitute all of the deposit accounts and investment accounts owned by each Subsidiary.

(vi)    Each Subsidiary’s Pledged Equity (as defined in Section 1 the Security Agreement) is as shown on Schedule 6 attached hereto.

(vii)    Any and all Commercial Tort Claims (as defined in Section 1 of the Security Agreement) by or in favor of each Subsidiary seeking damages in excess of $50,000 are as set forth on Schedule 7 attached hereto.

(viii)    Schedule 8 attached hereto lists all Instruments, Documents or Tangible Chattel Paper (each as defined in Section 1 of the Security Agreement) of each Subsidiary in excess of $100,000 required to be pledged and delivered to the Administrative Agent pursuant to Section 4(a)(i) of the Security Agreement.

(ix)    Except for (i) the filing or recording of UCC financing statements, (ii) the filing of appropriate notices with the United States Patent and Trademark Office and the United States Copyright Office, (iii) obtaining control to perfect the Liens created by the Security Agreement (to the extent required under Section 4(a) thereof), (iv) such actions as may be required by Laws affecting the offering and sale of securities, (v) such actions as may be required by applicable foreign Laws affecting the pledge of the Pledged Equity of Foreign Subsidiaries and (vi) consents, authorizations, filings or other actions which have been obtained and made, no consents, authorizations, filings or other actions, other than as listed on Schedule 9 attached hereto, are required for the exercise by the Administrative Agent or the holders of the Secured Obligations of the rights and remedies provided for in the Security Agreement.

3.    Attached hereto are supplements to Schedule 6.13 to the Credit Agreement and Schedule 1(a) to the Security Agreement as are necessary such that, as supplemented, such schedules would be accurate and complete in all material respects as of the date of this Agreement.

4.    The address of each Subsidiary for purposes of all notices and other communications is the address set forth on Schedule 11.02 of the Credit Agreement for notices and other communications to the Loan Parties.

5.    Each Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by each Subsidiary under the Guaranty Agreement upon the execution of this Agreement by each Subsidiary.

6.    This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

7.    This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent has caused the same to be accepted by its authorized officer, as of the day and year first above written.

GAIN CAPITAL HOLDINGS, INC.,
a Delaware corporation

By: /s/ Glenn Stevens
Name:    Glenn Stevens
Title:    President & CEO

GAIN HOLDINGS, LLC,
a Delaware limited liability company

By: /s/ Glenn Stevens
Name:    Glenn Stevens
Title:    Manager

GLOBAL FUTURES & FOREX, LTD.,
a Michigan corporation

By: /s/ Alexander Bobinski
Name:    Alexander Bobinski
Title:    Manager

S.L. BRUCE FINANCIAL CORPORATION,
an Ohio Corporation

By: /s/ Alexander Bobinski
Name:    Alexander Bobinski
Title:    Manager

GCAM, LLC,
a Delaware limited liability company

By: /s/ Glenn Stevens
Name:    Glenn Stevens
Title:    Manager

GAIN CAPITAL HOLDINGS INTERNATIONAL, LLC,
a Delaware limited liability company

By: /s/ Glenn Stevens
Name:    Glenn Stevens
Title: Manager

Acknowledged and accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent

By: /s/ Kyle D. Harding
Name: Kyle D. Harding
Title: Vice President

STONEX GROUP INC.
JOINDER AGREEMENT